UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2026

DONALDSON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7891	41-0222640
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1400 West 94th Street

Minneapolis, MN 55431

(Address of principal executive offices)

(952) 887-3131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	DCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 8, 2026, Donaldson Company, Inc. (the “Company”) entered into a Term Loan Credit Agreement (the “Agreement”), among the Company, certain lenders from time to time party to the Agreement (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders. The Agreement creates a new three-year committed, unsecured, delayed draw term loan credit facility in the amount of $400 million available to the Company (the “Term Loan Facility”). No amount was outstanding under the Term Loan Facility as of April 8, 2026.

The Term Loan Facility is available in U.S. dollars. The Company may elect that the borrowing under the Term Loan Facility bear interest at different rates. Borrowings under the Term Loan Facility may be made at an interest rate per annum equal to:

(1)

For a Term SOFR Loan (as defined in the Agreement), the sum of (A) Term SOFR (as defined in the Agreement) in effect from time to time and subject to a zero percent floor and (B) the Applicable Rate (as defined in the Agreement, which is calculated based upon the Company’s debt-to-EBITDA ratio); or

(2)

For a Base Rate Loan (as defined in the Agreement), the sum of (A) the Base Rate (as defined in the Agreement, which is a rate per annum equal to the greatest of (i) the interest rate announced by the administrative agent as its prime rate, (ii) the sum of 0.50% per annum and the federal funds rate in effect on such day, and (iii) Term SOFR (as defined in the Agreement) for a period of one month plus 1.00%) in effect from time to time and subject to a zero percent floor, and (B) the Applicable Rate (as defined in the Agreement, which is calculated based upon the Company’s debt-to-EBITDA ratio).

The Agreement requires the Company to maintain a consolidated interest coverage ratio of not less than 3.5 to 1.00 and an adjusted debt-to-EBITDA ratio of not more than 3.50 to 1.00 (subject to temporary increase in connection with a Material Acquisition (as defined in the Agreement)). If the Company is not in compliance with either of these requirements, the Lenders may terminate the commitment and/or declare any loan then outstanding to be due.

The Agreement contains certain other covenants, including a priority debt to consolidated net worth covenant and covenants relating to liens, indebtedness, and investments, among others.

Amounts due under the Agreement may be accelerated upon a Default, including a payment default, a breach of a representation or covenant or the occurrence of bankruptcy, among others, if not otherwise waived or cured.

Wells Fargo Bank, National Association and U.S. Bank National Association, as joint lead arrangers, and certain other lenders have provided, from time to time, and may continue to provide, commercial banking, lending, investment, institutional trust, foreign exchange and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Current Report on Form 8-K, on April 8, 2026, the Company entered into a three-year committed, unsecured, delayed draw term loan credit facility in the amount of $400 million. No amount was outstanding under the facility as of April 8, 2026. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Term Loan Credit Agreement dated April 8, 2026, among the Company, certain lenders from time to time party to the Agreement (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders *

104	Cover page interactive data file (formatted as inline XBRL)

*

Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of such schedules and attachments to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DONALDSON COMPANY, INC.

Date: April 10, 2026	By:	/s/ Amy C. Becker
Amy C. Becker
Chief Legal Officer and Corporate Secretary